Exhibit 10.8

AMENDMENT NUMBER TWO to be attached to and form a part of the Lease (which together with any amendments, modifications and extensions hereto are hereinafter called the Lease), made the 18th day of February, 1992:

Between:	Spieker Properties, L.P., a California Limited Partnership
(Successor in interest to Spieker-Singleton #87, A Limited Partnership)

As Landlord

And:	Transplantation Technology, Inc., a Delaware Corporation and
Metabolex, Inc., a California Corporation

As Tenant

Covering the Premises known as:	3872-3876 Bay Center Place Hayward, California

The Lease is hereby amended on condition that Landlord and Tenant comply with all the provisions of the covenants and agreements contained in the Lease, including the following which hereby serve to amend the Lease:

1.	Tenant Name:	As a result of Tenant’s change in corporate status, Tenant shall hereinafter be referred to as Metabolex, Inc., a Delaware Corporation.

2.	Renewal Term:	Effective May 1, 1997, the lease term shall be extended an additional three (3) years, and shall expire on April 30, 2000.

3.	Base Rent:	Effective May 1, 1997, Base Rent for the Existing Premises is provided below;

Months 1-12	$11,319 per month	($.88/sf/mo.	)
Months 13-24	$11,576 per month	($.90/sf/mo.	)
Months 25-36	$11,833 per month	($.92/sf/mo.	)

4.	Tenant Improvements:	Landlord, at Landlord’s sole cost and expense, shall make the following improvements:

		•	Replace existing carpet in the office area with new 26 ounce level-loop carpet (approximately 425 yards).

		•	Replace damaged VCT floor covering in the lab and corridor areas (approximately 328 square feet).

		•	Replace stained ceiling tiles.

		•	Replace and/or clean light diffusers.

5.	Prior Right of Refusal:

Provided Tenant is not, and has not been, in default of any terms or conditions under the Lease, Tenant shall have a prior right of refusal to lease any or all vacant space adjacent to the Premises, such space more commonly known as 3868 & 3880 Bay Center Place. Upon notification by Landlord either orally or in writing of the availability of space. Tenant shall have five (5) days to notify Landlord of Tenant’s desire to exercise Tenant’s prior right of refusal on the terms and conditions offered by Landlord. In the event Tenant fails to give Landlord notice of Tenant’s election to lease the adjoining space within the time period, Tenant shall have no further right, title or interest in the adjacent space and the prior right of refusal shall terminate. If, on the other hand, Tenant exercises its prior right of refusal in the manner prescribed, Tenant shall immediately deliver to Landlord payment for the first month’s rent for the adjacent space (in the same manner as provided for in the Lease), and the lease for the adjacent space shall be consummated without delay in accordance with the terms and conditions set forth in the lease offer.

6.	Renewal Option:

Provided Tenant is not, and has not been, in default of its obligations under the Lease. Tenant shall have an option to release the premises in “as in” condition for a term of two (2) years at fair market rent for space with a comparably equipped lab. In no event will the monthly rental be less than the rental for the last month of the previous term. Tenant shall give Landlord written notice of its intent to exercise its option at least one hundred eighty (180) days prior to the expiration of the current lease term. At least fifteen (15) days prior to that date. Landlord will have provided Tenant with terms and conditions including rent for the renewal period.

IN WITNESS WHEREOF, the parties hereto have signed and sealed this Amendment this 20 day of November 1996.

“LANDLORD”

SPIEKER PROPERTIES, L.P. A CALIFORNIA LIMITED PARTNERSHIP

By:	Spieker Properties, Inc.
a Maryland Corporation

Its:	General Partner

BY	Peter H. Schnugg
Peter H. Schnugg Senior Vice President

“TENANT”

METABOLEX, INC. A DELAWARE CORPORATION

By:	Thomas A. Glaze

Its:	PRESIDENT

Print Name:	THOMAS A. GLAZE

Date:	NOVEMBER 8, 1996